EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:
Ron Raup
President and COO
MakeMusic, Inc.
(952) 906-3690
rraup@makemusic.com
NEW DIRECTOR FOR MAKEMUSIC BOARD
Michael Skinner from DANSR, Inc. joins board
MINNEAPOLIS, NOVEMBER 27, 2006 — MakeMusic, Inc. (Nasdaq: MMUS) announced today that Michael Skinner is joining the MakeMusic board of directors. Skinner is a summa cum laude graduate of Berklee College of Music with a degree in music education. He received his Masters degree in composition from the University of Miami. Michael has worked as a composer, arranger, clinician and performer, as well as a music educator, having taught elementary through high school music.
In 1986, Skinner became the national clinician for Vandoren and a Yamaha performing artist. He later became marketing manager for J. D’Addario & Co., marketing Vandoren products as well as D’Addario education products. From 1991-2001, Skinner served as the marketing manager for the Band & Orchestral Division, Yamaha Corporation of America. In July of 2001, Skinner returned to J. D’Addario & Co. as Director of Marketing for Band & Orchestra products.
In July 2004, Skinner formed DANSR and became the sole U.S. importer of Vandoren Products. Today, he remains the president of DANSR as well as a board member of the International Association of Band Instrument Manufacturers.
“Michael joining us is another significant step toward bringing critical industry expertise onto our board of directors,” stated John Paulson, CEO. “Additionally, his experience as an educator makes him intimately familiar with our customers. We are delighted to have Michael with us.”
“I am excited about joining MakeMusic’s board,” stated Skinner. “SmartMusic is well-positioned to provide the music classroom solutions that educators need to guide and motivate student development while documenting their individual progress.”
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To learn more about MakeMusic and its products, visit www.makemusic.com, www.finalemusic.com and www.smartmusic.com.
About MakeMusic, Inc.
MakeMusic, Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching, and learning music. Among its leading products are Finale®, the world’s best-selling music notation software, and SmartMusic®, the complete music practice system that features Intelligent Accompaniment® and the world’s largest interactive accompaniment library. MakeMusic maintains its corporate headquarters in Minneapolis, Minnesota. The company can be reached at www.makemusic.com.
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